Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	investorrelations@sciclone.com

DEBT FINANCING FACILITY INCREASED

TO $15 MILLION

FOSTER CITY, CA – October 5, 2010 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that Silicon Valley Bank (SVB), the primary subsidiary of SVB Financial Group (NASDAQ:SIVB), has increased the existing debt financing facility (“the Bank Line”) to the Company’s operating subsidiaries. The new Bank Line, for a total of $15 million, will provide SciClone’s subsidiaries with access to additional working capital to support the Company’s growth strategy. In late 2008, SVB provided its initial $6 million Bank Line to SciClone’s operating subsidiaries, though the Company has not accessed the Bank Line.

“We believe this vehicle provides an important resource that allows SciClone to continue to pursue its growth strategy focused on the rapidly expanding pharmaceutical market in China. In addition to increasing our ZADAXIN sales and seeking regulatory approval of products already licensed exclusively for China, we are actively pursuing in-licensing, and merger and acquisition activities,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “With the financial flexibility afforded by the SVB Bank Line we have even greater confidence in our resources to pursue these strategic activities in China in a non-dilutive way with the ultimate goal of growing shareholder value.”

The Bank Line from SVB is a revolving line-of-credit facility that permits borrowing up to $15 million for a term of 24 months. SciClone’s cash, cash equivalents and investments totaled $43.3 million at June 30, 2010.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-focused, China-centric specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on continuing sales growth, particularly in China, and a clinical development strategy with prudently managed costs. ZADAXIN® (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. In addition to further studying thymalfasin’s use as a vaccine enhancer, SciClone is planning to evaluate SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer; and is evaluating SCV-07 in a phase 2b trial for the treatment of HCV. The Company also has exclusive commercialization and distribution rights in China to a novel treatment for advanced liver cancer, DC Bead®, currently under review by Chinese regulatory agencies. Additionally, SciClone owns exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilm™ in China, including Hong Kong and Macau, and Vietnam. The Company will seek regulatory approval for the product, commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery, in each of these markets. For additional information, please visit www.sciclone.com.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “potential,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include the course, cost and outcome of regulatory investigations, the Company’s ability to execute on its goals for ZADAXIN sales in China including objectives for revenue in fiscal 2010 and risks related to operating an international business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

DC Bead is a registered trademark of Biocompatibles UK Limited.

RapidFilm is a trademark of Labtec Gesellschaft für technologische Forschung und Entwicklung mbH.